Exhibit 99.1


    Adept Technology Reports Fourth Quarter Fiscal 2003 Results


    LIVERMORE, Calif.--(BUSINESS WIRE)--Aug. 6, 2003--Adept Technology, Inc. (OTCBB: ADTK.OB), a leading manufacturer of flexible automation for the semiconductor, life sciences, electronics and automotive industries, today reported financial results for its fourth quarter ended June 30, 2003. Net revenues for the quarter ended June 30, 2003 were $11.3 million, a decrease of 22.7% from net revenues of $14.6 million for the quarter ended June 30, 2002. Gross margin for the quarter was 20.0% versus 31.0% for the same quarter a year ago. The decrease in gross margin is primarily the result of inventory write downs related to our Nanostage product line and obsolete semiconductor components. Operating expenses for the quarter were $8.6 million, a decrease of 50.0% compared to $17.1 million for the quarter ended June 30, 2002. R&D and SG&A expenses for the quarter ended June 30, 2003 were $6.2 million, a decrease of 48.1% compared to $11.9 million for the same period a year ago. Adept reported a net loss of $6.4 million, or $0.42 per share, for the quarter ended June 30, 2003, versus a net loss of $11.9 million, or $0.85 per share, for the quarter ended June 30, 2002. The figures above include amortization and restructuring charges of $2.4 million for the quarter ended June 30, 2003 and $6.8 million for the quarter ended June 30, 2002.
    Brian R. Carlisle, Chairman and Chief Executive Officer of Adept noted, "During the fourth quarter, we made very substantial progress in turning around our financial performance. We have now completed most of the write downs and restructuring necessary to get our expenses in line with revenues. We have reduced our operating expense run rate to approximately $5 million of cash operating expense per quarter. We have improved our gross margins, and expect our first quarter gross margin to be in the range of 34% to 38%. Revenue has stabilized and appears to be slowly improving as some of our historical markets in electronics and data storage are finally beginning to add capacity again. We were able to increase our cash balance through careful asset management from $1.7 million at the end of the March quarter to $3.2 million at the end of the June quarter. We effectively managed non-cash working capital assets during the quarter enabling us to reduce cash utilized in operations. As an example, we controlled receipts and leveraged sales of existing inventory resulting in an ending inventory balance of $7.1 million at the end of the June quarter compared to a balance of $11.2 million for the same period a year ago. This represents a 36.6% reduction in inventory levels. In terms of product offerings, we introduced and began shipping the next generation versions of our controls architecture and Adept Cobra robots, which are expected to further improve gross margins during the course of fiscal 2004. Although our reported gross margin for the fourth quarter was 20.0%, it included several non-cash charges consisting of inventory write downs and rent which negatively impacted gross margin by fourteen points. We do not anticipate incurring these charges over the next several quarters. We were successful in completing lease amendment negotiations with our landlord in Livermore, the result of which involves the settlement of rent for unused space for a convertible note in the first quarter of fiscal 2004 and a reduction in our quarterly rent expenses by 78.0%. We have not been successful in reaching agreement with the landlord of our former San Jose facility, and are currently litigating amounts owed under that lease. As we have vacated this facility, and have established appropriate reserves for any liabilities associated with this lease, we anticipate no future income statement impacts related to this lease. As a result of all these activities, we expect substantially improved financial performance in fiscal 2004."
    For the year ended June 30, 2003, Adept reported net revenues of $44.8 million compared to net revenues of $57.0 million for the year ended June 30, 2002, a decrease of 21.4%. Gross margin for the year ended June 30, 2003 was 24.0% versus 33.6% for the same period a year ago. Operating expenses for year ended June 30, 2003 were $39.8 million compared to $72.8 million in operating expenses for the same period a year ago, a decrease of 45.4%. For the year ended June 30, 2003, Adept had a net loss of $29.0 million, as compared to a net loss of $59.8 million for the year ended June 30, 2002. The operating expense figures above include amortization and restructuring charges of $6.1 million for the year ended June 30, 2003 and $18.4 million for the same period one year ago. The net loss figure for the year ended June 30, 2002 also includes a goodwill impairment charge of $6.6 million and the cumulative effect of change in accounting principle of $10.0 million.
    The company managed to increase its cash balance to $3.2 million in the quarter ended June 30, 2003 from $1.7 million in the quarter ended March 29, 2003, despite a fourth quarter operating loss of $6.3 million. Of this loss, approximately $3.0 million is attributable to non-cash lease expenses and inventory write-downs. Additionally, the company generated $3.8 million from reducing inventory and accounts receivable balances, resulting in a net increase of $1.5 million in cash. Although Adept continues to manage its cash very closely, it remains committed to pursuing a modest level of additional outside sources of financing to address future operating requirements.

    Financial Liquidity Highlights

    -- Cash and cash equivalents were $3.2 million at June 30, 2003 compared with $1.7 million at March 29, 2003.

    -- Amounts owed to vendors beyond normal terms decreased to $1.1 million at June 30, 2003 from $1.5 million at March 29, 2003.

    -- Outstanding Accounts Receivable Purchase Agreement liabilities with Silicon Valley Bank decreased to $97,000 at June 30, 2003 from $340,000 at March 29, 2003.

    Business Highlights

    -- Adept announced New Film Frame Handling Platform for Back-End Metrology and Advanced Packaging Process Equipment.

    http://www.corporate-ir.net/ireye/ir_site.zhtml?ticker=ADTK&script
=410&layout=9&item_id=425202

    -- Adept announced that its Adept Cobra Smart600(TM) robot won Robotics World magazine's Innovative Products Award at the 2003 International Robot and Vision Show

    http://www.corporate-ir.net/ireye/ir_site.zhtml?ticker=ADTK&script
=410&layout=9&item_id=422224

    -- Adept introduced the Adept FireBlox(TM), a miniature dual-axis servo amplifier and controller. The Adept FireBlox is based upon the Adept SmartServo(TM) architecture and is designed to power and control multi-axis servo devices. Based on the Adept SmartServo architecture, the new product is designed to reduce wiring, lower costs and improve reliability for motion control applications.

    http://www.corporate-ir.net/ireye/ir_site.zhtml?ticker=ADTK&script
=410&layout=9&item_id=416499

    -- Adept announced the release of the Adept SmartMotion(TM) system. Based on the Adept SmartServo(TM) architecture, the Adept SmartMotion system controls industrial robots and other high performance multi-axis servo devices, and is designed to reduce the costs of motion control.

    http://www.corporate-ir.net/ireye/ir_site.zhtml?ticker=ADTK&script
=410&layout=9&item_id=416149

    -- Adept announced the introduction of four new models in their Adept Cobra product line. The new Adept Cobra Smart600(TM) and Adept Cobra Smart800(TM) robots contain an embedded controller in the arm and have no external electronics. The new Adept Cobra s600(TM) and Adept Cobra s800(TM) robots are offered with the Adept SmartController(TM) and provide advanced functionality such as vision guidance, conveyor tracking and multiple robot control. All four new robots contain power amplifiers and a servo controller inside the robot, and utilize the Adept SmartServo architecture, which replaces hundreds of wires and connections with a single cable, using the FireWire(R) (IEEE-1394) based high-speed control bus, reducing costs, increasing reliability and simplifying installation.

    http://www.corporate-ir.net/ireye/ir_site.zhtml?ticker=ADTK&script
=410&layout=9&item_id=400707

    (Due to the length of the above URLs, it may be necessary to copy and paste them into your Internet browser's URL address field.)

    Adept's Outlook

    The following statements are based on current expectations. These statements are forward-looking, and actual results may differ materially. These statements do not reflect the potential impact of any mergers, acquisitions or other business combinations that may be completed after the date of this release.

    -- The company expects net revenues for the first quarter of fiscal 2004 to be flat to up 6.0% from fourth quarter fiscal 2003 net revenues of $11.3 million.

    -- The company expects its gross margin percentage to be approximately 34% to 38% for the first quarter of fiscal 2004.

    -- R&D and SG&A expenses in the first quarter of fiscal 2004 are expected to be $5.6 million to $5.9 million compared to fourth quarter of fiscal 2003 expenses of $6.2 million.

    -- Unless the company secures additional capital, it expects its cash balance as of the end of the first quarter of fiscal 2004 to be $1.8 million.

    -- The company has effectively completed negotiations with its landlord in Livermore, which is expected to reduce the company's quarterly lease expenses by 78.0%. Under the lease settlement agreement, the company was released of its lease obligations on two unoccupied buildings in Livermore and received a rent reduction on the occupied building from $1.55 to $1.10 per square foot. In exchange, the company issued a 3 year, $3.0 million convertible note in favor of the landlord bearing an interest rate of 6.0% with a right to convert into common stock at an exercise price of $1.00 per share. In addition, the addendum to the lease carries liquidated damages in the event of default on the lease payments equivalent to 1 year of rent obligations on the original lease.

    -- Depreciation and amortization is expected to be approximately $0.7 million in the first quarter of fiscal 2004.

    Investor Conference Call

    Brian Carlisle, Chairman and Chief Executive Officer, Michael Overby, Vice President and Chief Financial Officer, and John Dulchinos, Vice President Sales, will host an investor conference call today, August 6, 2003 at 5:00 p.m. Eastern Time to review the company's financials and operations for the fourth quarter of fiscal 2003. The call will include statements regarding the company's anticipated financial performance in the first quarter of fiscal 2004. These statements will be forward-looking, and actual results may differ materially. The company intends to continue its practice of not updating forward-looking statements until its next quarter end results announcement. The call will be open to all interested investors through a live audio Web broadcast via the Internet at www.streetevents.com or may be accessed through the investor relations section of our website at www.adept.com. For those who are not available to listen to the live broadcast, the call will be archived at www.adept.com and www.streetevents.com. A telephonic playback of the conference call will also be available for five business days from Wednesday, August 6, 2003 to Wednesday, August 13, 2003. Listeners should call 800.428.6051 and use PIN No. "288909."

    This press release contains certain forward-looking statements including statements regarding cash balances expenses, revenue and future operating results that involve a number of risks and uncertainties. The company's actual results could differ materially from those expressed in any of the above forward-looking statements for a variety of reasons, including but not limited to, its customers ability to pay invoices in a timely manner, the risk that some of its customers may become insolvent, future economic, competitive and market conditions including those in Europe and Asia and those related to the company's strategic markets; the company's continuing operating losses causing the company to need to raise additional financing in the future; the cyclicality of capital spending of the company's customers, including in the semiconductor industry and lack of long-term customer contracts; the company's dependence on the continued growth of the intelligent automation market; the company's highly competitive industry; rapid technological change within the intelligent automation industry; the lengthy sales cycles for the company's products; the company's significant fixed costs which are not easily reduced; the company's dependence on retention and attraction of key employees; the risks associated with sole or single sources of supply and lengthy procurement lead times; the risks associated with acquisitions, including integration risks associated with our previous acquisitions; the risks associated with product defects; the potential delays associated with the development and introduction of new products or software releases; or decreased acceptance of the company's new or current products in the marketplace. In addition, management's estimate of cash available during any fiscal quarter is based upon its estimates as to the timing of cash receipts and when its obligations become due during the fiscal quarter. If management's estimates of timing or amounts prove inaccurate, the company could consume substantially all of its cash.
    For a discussion of additional risk factors relating to Adept's business, see Adept's annual report on Form 10-K for the fiscal year ended June 30, 2002, as amended, and Adept's quarterly reports on Form 10-Q for the fiscal quarters ended September 28, 2002, December 28, 2002, as amended, and March 29, 2003, including the discussion in Management's Discussion and Analysis of Financial Condition and Results of Operations contained therein.

    Adept Technology, Inc. designs, manufactures and markets intelligent production automation solutions to its customers in many industries including the food, communications, automotive, appliance, semiconductor, photonics, and life sciences industries. Adept products are used for small parts assembly, material handling and ultra precision process applications and include robot mechanisms, real-time vision and motion controls, machine vision systems, system design software, process knowledge software, precision solutions and other flexible automation equipment. Adept was incorporated in California in 1983. More information is available at www.adept.com.



                        ADEPT TECHNOLOGY, INC.
            CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                 (In thousands, except per share data)

                            Three months ended     Fiscal year ended
                           --------------------- ---------------------
                            June 30,   June 30,   June 30,   June 30,
                              2003       2002       2003       2002
                           --------------------- ---------------------
                           (unaudited)           (unaudited)

Net revenues                 $ 11,316  $ 14,635    $ 44,816  $ 57,039
Cost of revenues                9,047    10,103      34,076    37,868
                           --------------------- ---------------------
Gross margin                    2,269     4,532      10,740    19,171
Operating expenses:
 Research, development and
  engineering                   2,210     4,967      11,719    20,398
 Selling, general and
  administrative                3,986     6,971      22,001    28,994
 Restructuring expenses         2,168        --       5,324    17,659
 Amortization of other
  intangibles                     195       149         728       725
 Impairment of goodwill            --     6,608          --     6,608
 Gain on sale of assets            --    (1,566)         --    (1,566)
                           --------------------- ---------------------
Total operating expenses        8,559    17,129      39,772    72,818
                           --------------------- ---------------------

Operating loss                 (6,290)  (12,597)    (29,032)  (53,647)

Interest income (expense),
 net                             (102)       95          91       438
                           --------------------- ---------------------

Loss before income taxes
 and cumulative
 effect of change in
 accounting principle          (6,392)  (12,502)    (28,941)  (53,209)

Provision for (benefit
 from) income taxes                 2      (570)         33    (3,358)
                           --------------------- ---------------------

Net loss before cumulative
 effect of change in
 accounting principle          (6,394)  (11,932)    (28,974)  (49,851)

Cumulative effect of change
 in accounting principle           --        --          --    (9,973)
                           --------------------- ---------------------

Net loss                     $ (6,394) $(11,932)   $(28,974) $(59,824)
                           ===================== =====================

Basic and diluted net loss
 per share:

  Before cumulative effect
   of change in
   accounting principle       ($ 0.42)  ($ 0.85)    ($ 1.94)  ($ 3.64)
                           ===================== =====================
  After cumulative effect
   of change in
   accounting principle       ($ 0.42)  ($ 0.85)    ($ 1.94)  ($ 4.37)
                           ===================== =====================

Basic and diluted number
 of shares used in
 computing per share
 amounts                       15,304    13,976      14,955    13,691
                           ===================== =====================



                        ADEPT TECHNOLOGY, INC.
                 CONDENSED CONSOLIDATED BALANCE SHEETS
                            (In thousands)

                                                   June 30,   June 30,
                                                     2003      2002
                                                   --------- ---------
                                                  (unaudited)
ASSETS

Current assets:
 Cash, cash equivalents and short term
  investments                                      $ 3,234   $21,681
 Accounts receivable, less allowance for doubtful
  accounts of $1,124 at June 30, 2003
  and $832 at June 30, 2002                         10,948    12,500
 Inventories                                         7,122    11,189
 Prepaid expenses and other current assets             717       854
                                                   --------- ---------
    Total current assets                            22,021    46,224

Property and equipment at cost                      11,751    12,688
Less accumulated depreciation and amortization       8,591     6,965
                                                   --------- ---------
Net property and equipment                           3,160     5,723

Goodwill                                             7,671     6,889
Other intangibles, net                               1,176     1,124
Other assets                                         1,753     2,534
                                                   --------- ---------
    Total assets                                   $35,781   $62,494
                                                   ========= =========


LIABILITIES, REDEEMABLE CONVERTIBLE PREFERRED STOCK
 AND SHAREHOLDERS' EQUITY (DEFICIT)

Current liabilities:
 Accounts payable                                  $ 6,094   $ 6,561
 Other accrued liabilities                           7,614    10,428
 Accrued restructuring charges                       3,122     1,909
                                                   --------- ---------
    Total current liabilities                       16,830    18,898

Commitments and contingencies

Long term liabilities:
 Restructuring charges                                 383     1,450
 Other long term liabilities                         5,153     1,242

Redeemable convertible preferred stock              25,000    25,000

Total shareholders' equity (deficit)               (11,585)   15,904
                                                   --------- ---------
    Total liabilities and shareholders' equity
     (deficit)                                     $35,781   $62,494
                                                   ========= =========


    CONTACT: Adept Technology, Inc.
             Val Cureton, 925/245-3490 (Press)
             info@adept.com
             Michael Overby, CFO, 925/245-3423 (Investor Relations) investor.relations@adept.com